[  ] January 2011
Matter No.:874997
Doc Ref: 350898
852 2842 9530
Richard.Hall@conyersdill.com
China VantagePoint Acquisition Company
6112 Bay Isles Drive
Boynton Beach, FL33437
United States of America

Dear Sirs,

Re: China VantagePoint Acquisition Company (the "Company")

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form S1 (Registration No. 333-170006) filed with the U.S. Securities and Exchange Commission (the "Commission") on or about [    ], 2011 and declared effective on or about [   ] January 2011 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of (i) 2,875,000 units (the “Units”), each consisting of one subunit and one half Warrant (as defined below); (ii) 2,875,000 subunits underlying the Units (the “Subunits”), each consisting of one ordinary share par value US$0.001 each (the “Ordinary Shares”) and one half Warrant (as defined below); (iii) 1,437,500 warrants, each giving the right to subscribe for 1 Ordinary Share (the “Warrants”) included as part of the Units; (iv) 2,875,000 Ordinary Shares (the “Initial Ordinary Shares”) included as part of the Subunits; (v) 1,437,500 Warrants included as part of the Subunits; (vi) 1,437,500 Ordinary Shares underlying the Warrants included in the Units; (vii) 1,437,500 Ordinary Shares underlying the Warrants included in the Subunits; (viii) 1 underwriter’s Unit purchase option (the “Underwriter’s UPO”), granting the right to purchase 175,000 Units; (ix) 175,000 Units (the “Underwriter’s Units”) underlying the Underwriter’s UPO; (x) 175,000 Warrants included as part of the Underwriter’s Units (the “Underwriter’s Unit Warrants”); (xi) 175,000 Ordinary Shares included as part of the Underwriter’s Units; and (xii) 175,000 Ordinary Shares underlying the Underwriter’s Unit Warrants.

For the purposes of giving this opinion, we have examined:

(i)	a copy of the Registration Statement;

(ii)	a copy of the prospectus contained in the Registration Statement (the “Prospectus”); and

(iii)	drafts of the certificates constituting the Units, Subunits, Warrants and Underwriter UPO (the “Certificates”).

We have also reviewed the Memorandum and Articles of Association of the Company, each certified by the Secretary of the Company on [DATE] January 2011, the amended and restated Memorandum and Articles of Association of the Company to be adopted effective immediately prior to the IPO, [minutes of a meeting/written resolutions] of its directors [held on/dated] [DATE] January 2011 [and [minutes of a meeting/written resolutions] of its shareholders [held on/dated] [DATE]] January 2011 (the "Resolutions"), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on [DATE] January 2011 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us; (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; and (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purpose of the filing of the Registration Statement and the offering of the Units by the Company.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
The issue of the Initial Ordinary Shares has been duly authorised and, when the Initial Ordinary Shares have been issued, delivered and paid for in the manner described in the Prospectus and Registration Statement, the Initial Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Initial Ordinary Shares).

3.
The issue of the Ordinary Shares to be issued on exercise of the Warrants included in the Units, the Subunits and the Underwriter’s UPO (the “Additional Ordinary Shares”) has been duly authorised and, when the Additional Ordinary Shares have been issued, delivered and paid for in the manner described in the Prospectus and Registration Statement and pursuant to the terms of the Certificates, the Additional Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Additional Ordinary Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Description of Securities" and "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman